EXHIBIT 3.17
STATE OF DELAWARE FnliBl o An oi/u/isie
CERTIFICATE FOR RENEWAL AND REVf Kf41 234°[9]
OF CHARTER
efo iJ 3j&ôN UoftKS Com PAtfY ,
a corporation oiganized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:
1. The name of this corporation is (JyftusM ~£$&à IiWe&> Gm Pa»o
2. Its registered office in the State of Delaware is located at
l3cA Onw g gHtaST Street,
City of Wftvit y4 j — Zip Code Hg>\ ( County
of AJ&hJ C ,jg{\& the name of its registered agent is __
3. The date of filing of the original Certificate of Incorporation in Delaware was T c£ vWfcU> 9 s \ V\ _ ,, .
4. Hie date when restoration, renewal, and revival of the charter of this company is to commence is the \ day ofwW a4 / A.fHL » same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.
5. This corporation was duly organized and carried on the business authorized by its charter until the \ ST~ day of
é{X+J\K <2 AD. 19 «V , at which time its charter became
inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of die duly elected directors of the corporation in accordance with the laws of the State of Delaware.
IN TESTIMONY WHEREOF, and in compliance with the provision of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal» extension and restoration of charters,
0,m>&P Xft D < ojQ the last and acting
President, and WIjJsT&kJ (§. W\UjuSsa> » the last and acting
Secretary fep C uju XgaO UDo&L O A/ , have hereunto set their hands to this certificate this //~&F~ day of Qcâ ul 19 yb .
l/asL andActing President ATTEST: <gfr” / , J& s%£
%ZmW) £~ //Hitter -
Last and Acting Secretary